Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of MannKind Corporation filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our reports dated March 15, 2006, relating to the financial statements of MannKind Corporation and management’s report on the effectiveness of internal control over financial reporting incorporated by reference in the Registration Statement on Form S-3 of MannKind Corporation (File No. 333-138373).
We also consent to the reference to us under the heading “Experts” in the Registration Statement on Form S-3 of MannKind Corporation (File No. 333-138373), which is incorporated by reference in this Registration Statement.
DELOITTE & TOUCHE LLP
Los Angeles, California
December 6, 2006